Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - August 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield		17.80%
Less:	Coupon	0.63%
	Servicing Fee	1.50%
	Net Credit Losses	8.93%
Excess Spread :
	August-10	6.74%
	July-10	7.33%
	June-10	7.70%
Three Month Average Excess Spread		7.26%

Delinquency:
	30 to 59 Days	1.02%
	60 to 89 Days	0.80%
	90+ Days	2.20%
	Total	4.02%
Principal Payment Rate		19.71%